Exhibit 10.22

FEDERAL HOME LOAN BANK OF CHICAGO

KEY EMPLOYEE LONG TERM INCENTIVE COMPENSATION PLAN

I.	PURPOSE

The purpose of the Federal Home Loan Bank of Chicago Key Employee Long Term Incentive Compensation Plan (the “Plan”) is to provide additional incentive for the required sustained efforts, decisions, innovation and discipline from certain Bank employees who significantly contribute to the attainment of long-term goals of the Federal Home Loan Bank of Chicago (“Bank”), and to enhance the retention of such employees by providing such employees with a competitive compensation opportunity which aligns their interests with those of the Bank’s members.

This Plan is an amendment and restatement of the Bank’s Senior Executive Long Term Incentive Plan that was approved by the Bank’s Board of Directors on July 22, 2008 (the “Prior Plan”), which is hereby superseded and replaced. All participants under the Prior Plan for the 2008 – 2010 performance period, as of the date hereof, shall be deemed to be Participants under this Plan for all purposes.

II.	DEFINITIONS

The following terms shall have the meanings stated below unless the context clearly indicates otherwise.

a.	“Board” shall mean the Board of Directors of the Bank.

b.	“Code” shall mean the Internal Revenue Code of 1986, as amended, and all Regulations and pronouncements issued thereunder.

c.	“Committee” shall mean the Personnel and Compensation Committee of the Board of Directors of the Bank.

d.	“Change of Control” of the Bank shall mean the occurrence at any time of any of the following events:

(1)	any person, more than one person acting as a “group” (as defined in section 1.409A-3(i)(5) of the Regulations), acquires ownership of equity securities of the Bank that, together with equity securities held by such person or group, constitutes more than 50% of the total voting power of the equity securities of the Bank; provided, however, that if any person or group, is considered to own more than 50% of the total voting power of the equity securities of the Bank, the acquisition of additional equity securities by the same person or group will not be considered a Change of Control under this Agreement. An increase in the percentage of equity securities of the Bank owned by any person or group as a result of a transaction in which the Bank acquires its own equity securities in exchange for property will be treated as an acquisition of equity securities of the Bank for purposes of this paragraph; or

(2)	during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board (together with (a) any new or replacement directors whose election by the Board, or (b) whose nomination for election by the Bank’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(3)	the Bank sells or transfers 95% or more of its business and/or assets to another bank or other entity.

e.	“Disability” shall mean a Participant: (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

f.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and all Regulations and pronouncements issued thereunder.

g.	“Good Reason” shall mean either of the following:

(1) a material reduction by the Bank in the Participant’s base salary, unless such reduction: (i) is associated with a “General Reduction” in compensation among employees in the same job grade or employees who are similarly situated and such reduction is in response to adverse or declining economic conditions; and (ii) does not exceed 5% of the Participants’ base salary amount in effect at the time of the reduction; or

(2) the relocation of the Participant’s principal office assignment to a location more than fifty (50) miles from its location on the date hereof.

h.	“Group” shall mean the particular Participant group to which an employee of the Bank has been designated for participation in this Plan for a particular Performance Period pursuant to Article IV.

i.	“Normal Retirement Age” means the date the Participant attains age sixty-five (65).

j.	“Participant” shall mean the Bank’s President and Chief Executive Officer and each other employee of the Bank designated by the Committee to be eligible to participate in the Plan. Each Participant shall be assigned to a Participant Group, as designated by the Committee pursuant to Article IV. An employee’s Participant Group can be different for different Performance Periods.

k.	“Performance Based Compensation” means compensation that is based on services over a period of at least twelve (12) months and which satisfies the requirements for “performance based compensation” as such term is used in Section 409A(a)(4) of the Code.

l.	“Performance Goals” has the meaning given to such term in Article V.

m.	“Performance Period” shall mean the period of time selected to measure achievement of Performance Goals.

n.	“Performance Period Award” has the meaning given to such term in Article V.

o.	“Separation from Service” shall mean the earliest date on which a Participant has incurred a “separation from service,” within the meaning of Section 409A(a)(2) of the Code, with the Bank. For purposes of the foregoing:

(1)	a Participant shall be considered to have incurred a Separation from Service with the Bank if the Participant dies, retires, or otherwise has a termination of employment with the Bank, and except as otherwise provided in applicable Regulations, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, so long as the individual retains a right to reemployment with the Bank under an applicable statute or by contract;

(2)	a Participant shall not be deemed to have incurred a termination of employment unless the Participant and the Bank reasonably anticipated that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Participant has been providing services to the Bank for less than thirty-six (36) months) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding twelve (12) month period (or the full period of services to the Bank if the Participant has been providing services to the Bank for less than twelve (12) months);

(3)

for purposes of this paragraph (e), the term “Bank” shall mean the Bank and any affiliated bank, provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least fifty percent (50%)” shall be used instead of “at least eighty percent (80%)” each time it appears in Section 1563(a)(1), (2), and (3) of the Code and in applying Treasury Regulation §1.414(c)-2 for purposes of determining trades or business (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least fifty percent (50%)” is used instead of “at least eighty percent (80%)” each place it appears in Regulation §1.414(c)-2; and

(4)	where, as part of a sale or other disposition of assets by the Bank to an unrelated service recipient, a Participant would otherwise experience a Separation from Service, the seller and the buyer may specify whether the Participant providing the services to the seller immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction has experienced a Separation from Service, provided that the asset purchase transaction results from bona fide, arm’s length negotiations, all Participants providing services to the seller immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction are treated consistently for purposes of applying the provisions of any nonqualified deferred compensation plan, and such treatment is specified in writing no later than the closing date of the asset purchase transaction.

III.	ADMINISTRATION

The Plan shall be administered by the Committee. In addition to any authority granted from time to time to the Committee by the Board, the Committee shall have the authority to: (a) prescribe, amend and rescind Plan rules, regulations and procedures consistent with the Plan; (b) approve Performance Goals and Performance Periods (subject to Board approval); (c) determine from time to time the eligibility of employees of the Bank for participation in the Plan and assign such employees to a Participant Group; (d) delegate from time to time the performance of functions in connection with the administration of the Plan to such person or persons as it deems appropriate; and (e) take all other action necessary or appropriate for the administration of the Plan. All such actions by the Committee shall also be consistent with the terms and provisions of the Plan.

The Committee shall operate and administer the Plan, for purposes of applying the provisions of Section 409A of the Code, by adhering to the following rules:

a.	Separate Payments. Each separately identified amount to which the Participant is entitled under the Plan shall be treated as a “separate payment.”

b.	Right to a Series of Separate Payments. To the extent permissible under Section 409A of the Code, any series of installment payments under the Plan shall be treated as a “right to a series of separate payments.”

c.

Short-Term Deferral Exception. Unless otherwise required to comply with Section 409A of the Code, a payment shall not be treated as a “deferral of compensation” (as such term is described in §1.409A-1(b) of the Regulations) if the Participant actually or constructively receives such payment no later than within two and one-half (2 1/2) months after the end of the later of the taxable year of the Participant or Bank in which the payment is no longer subject to a “substantial risk of forfeiture” (as such term is described in §1.409A-1(d) of the Regulations).

d.	Separation Pay Exception. Unless otherwise required to comply with Section 409A of the Code, a payment shall not be treated as a “deferral of compensation” (as such term is described in §1.409A-1(b) of the Regulations) if such payment satisfies the following requirements:

(1)	the payment is being paid or provided due to the Separation from Service of the Participant, provided, however, the Separation from Service was due to “involuntary termination” of the Participant by the Bank;

(2)	the payment being paid or provided does not exceed two (2) times the lesser of:

(A)	the Participant’s annualized compensation from the Bank for the calendar year in which the involuntary termination of the Participant’s employment occurs; and

(B)	the maximum dollar amount that may be taken into consideration under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which the involuntary termination of the Participant’s employment occurs; and

(3)	the payment is required under the Plan to be paid no later than the last day of the second calendar year following the calendar year in which the involuntary termination of the Participant’s employment occurs.

IV.	ELIGIBILITY

Participants in the Plan for each Performance Period shall be the President and Chief Executive Officer (the “President”) and those other Bank employees who are recommended by the President, as approved by the Committee in its sole discretion.

Before the beginning of each Performance Period, the Committee shall approve those Bank employees who shall be eligible to participate in the Plan for that Performance Period and shall designate which Participant Group such employee will be in for purposes of that Performance Period. The eligibility of any Participant for any Performance Period is at all times determined in the sole discretion of the Committee and may be subject to such restrictions as the Committee may in its sole discretion from time to time determine. Restrictions on one Participant’s eligibility need not be applicable or the same as restrictions applicable to any other Participant’s eligibility.

Any employee who is a participant in the Prior Plan as of November 1, 2008 has already been deemed to be ineligible to participate in the Bank’s Long Term Supplemental Incentive Compensation Plan dated January 22, 2008 (the “2008 – 2009 Supplemental Plan”) for current and future plan periods and has forfeited all Performance Units previously granted under such

Supplemental Incentive Compensation Plan. Any employee who becomes a new Participant in this Plan on or after November 1, 2008 shall continue to be a participant under the 2008 – 2009 Supplemental Plan if applicable.

V.	PERFORMANCE PERIODS AND GOALS

The Committee shall establish the length of each Performance Period for each Group from time to time in its sole discretion.

As of the beginning of each Performance Period, the Committee, with the approval of the Board, shall establish performance criteria, performance goals, performance targets, and target values (collectively the “Performance Goals”) consistent with the purposes of the Plan, as determined in the sole discretion of the Committee, for that Performance Period, and if appropriate, the weight to be given to each such Performance Goal for that Performance Period. The Performance Goals for each Group of Participant for each Performance Period shall be evidenced by worksheets and tables approved by the Committee and such worksheets and tables shall be deemed to be an integral part of this Plan. The Committee, with the approval of the Board, may establish separate Performance Goals for any Group and also shall have the discretion to specify any rules or provisions that may be applicable to any Participant or Performance Period. The Committee may, from time to time thereafter, make appropriate adjustments in Performance Goals to reflect major unforeseen transactions, events or circumstances which in the Committee’s opinion alter or affect such goals or the basis or assumptions upon which such goals were determined.

Within ninety (90) days of the beginning of each Performance Period, the Bank’s Human Resources Department shall send a letter (“Notification Letter”) to each Participant who has been approved by the Committee to participate in this Plan for that Performance Period. The Notification Letter shall indicate for that Performance Period: (a) the Performance Goals applicable to such category for such Performance Period; and (b) such other information as may be relevant to such Performance Period.

As soon as practicable after the end of each Performance Period, the Committee shall determine the extent to which the Performance Goals for that period were achieved.

Notwithstanding the foregoing, payment to the President of any award determined to be payable under this Plan shall be subject to the satisfaction of any conditions precedent to such payment that may be contained in the Employment Agreement dated as of May 5, 2008 between the President and the Bank, or any successor agreement.

Notwithstanding any provision in this Article IV to the contrary, the Committee shall take all reasonable actions to qualify compensation that will be paid upon the satisfaction of Performance Goals as Performance-Based Compensation.

VI.	VESTING

Except as provided below, if a Participant is actively employed by the Bank at the end of the Performance Period he shall be vested at the end of such Performance Period in such Participant’s benefits under the Plan for that Performance Period as calculated pursuant to Section VI.a. (the “Performance Period Award”).

If a Participant dies, becomes Disabled, or incurs a Separation from Service on or after attaining his Normal Retirement Age on a date that is not more than twelve (12) months before the end of a Performance Period, such Participant shall be vested at the end of the corresponding Performance Period in the Performance Period Award he would have received had his employment with the Bank continued to the end of the Performance Period, multiplied by a fraction, the numerator of which is the number of full months he was employed by the Bank during the Performance Period (excluding any period of Disability in excess of three months), and the denominator of which is the total number of months in the Performance Period. For purposes of clarity, if a Participant dies, becomes Disabled, or incurs a Separation from Service on or after attaining his normal Retirement Age on a date that is more than twelve (12) months before the end of a Performance Period, then such Participant shall not be vested in any benefits or rights under this Plan for such Performance Period.

In the event of: (i) a Change of Control; or (ii) a termination of the Participant’s employment by the Participant for Good Reason, the Participant shall be fully vested in any Performance Period Award to the extent an award is applicable at the end of the corresponding Performance Period. Pursuant to Article IV, in the event of a Change of Control, the Committee, in its sole discretion and subject to Board approval, may make such adjustments and changes to the Performance Criteria and Performance Period as it may deem appropriate in the circumstances.

Any award allocation hereunder may be reduced pro rata in the event that a Participant (1) commences employment with the Bank during a Performance Period, or (2) is absent from the Bank (other than regular vacation) during a Performance Period whether through approved leave or otherwise, Disability, leave under the Family and Medical Leave Act, a personal leave of absence or military leave. Notwithstanding the foregoing, no employee commencing employment with the Bank after December 31, 2008, in the case of the 2008 – 2010 Performance Period under this Plan, or more than one-half ( 1/2) of the way through any subsequent Performance Period, shall be entitled to participate in this Plan for such Performance Period.

VII.	BENEFITS

a.

Benefit Value. The benefits to a Participant under the Plan will be the amount determined by multiplying the Participant’s base salary in effect on the last day of the Performance Period or the last day of the Participant’s employment, as the case may be, by the multiplier determined in accordance with the Performance Goals based upon the achievement of the Performance Goals as established and determined by the Committee; provided, however, that notwithstanding that the Committee has made a determination that the Performance Goals for a Performance Period have been achieved, the Committee in its sole discretion shall determine whether an award shall be made to Plan Participants for such

Performance Period. The Committee also may, to the extent it deems appropriate in its sole discretion which shall be conclusive and binding upon all parties concerned, make awards or adjust awards to compensate for or reflect any significant changes which may have occurred during the Performance Period which alter the basis upon which the Performance Goals were determined or otherwise. Immediately following the completion of the Performance Period and the determination of the award benefit by the Committee, each eligible Participant will become vested in such benefit in accordance with the vesting rules in Article V.

b.

Time of Payment. Except as otherwise provided for herein, payments due hereunder for vested benefits will be made within two and one-half (2  1/2) months following the end of the Performance Period in which such benefits vested.

c.	Form of Payment. A Participant will receive a distribution from the Plan in the form of a lump sum. The Committee may prescribe such rules as it deems necessary regarding the payment of benefits.

VIII.	DESIGNATION OF BENEFICIARY

In the event of the death of a Participant, all benefits to which that Participant is entitled but which are unpaid at the time of his death shall be paid to the beneficiary or beneficiaries of that Participant who are designated in writing by the Participant on a form provided by, filed with and accepted by the Bank, or in the absence of any such designation, to the beneficiary or beneficiaries of that Participant who are entitled to receive the benefits of that Participant which are payable under the qualified defined benefit pension plan sponsored by the Bank or its successor plan.

IX.	AMENDMENT OR TERMINATION OF PLAN

The Bank may terminate, amend or modify this Plan at any time and from time to time; provided, however, any such termination, amendment or modification may not divest any Participant of any of his benefits under this Plan which are vested as of the date of such termination, amendment or modification.

a.	General Rule. The Bank reserves the right to terminate or amend this Plan at any time and from time to time; provided, however, that except as otherwise provided in Section (b) of this Article VII, no termination or amendment of the Plan shall accelerate the payment of benefits under the Plan in violation of Section 409A of the Code. To the extent that the Committee does not accelerate the timing of distributions on account of the Plan termination, payment of any remaining benefits under the Plan shall be made at the same time and in the same form as such distribution would have been based upon the most recent effective election made by the Participant as in effect at the time of the Plan termination.

b.	Terminations and Liquidations Subject to Certain Conditions. To the extent otherwise permitted by Section 409A of the Code and the Regulations thereunder, the Bank may terminate and liquidate the Plan if the following requirements are met:

(1)	the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank;

(2)	the Bank terminates and liquidates all plans, agreements, methods, programs and other arrangements sponsored by the Bank that would be aggregated with any terminated and liquidated plans, agreements, methods, programs and other arrangements under §1.409A-1(c) of the Regulations if the Participant had deferrals of compensation under such plans, agreements, methods, programs and other arrangements;

(3)	no payments in liquidation of the Plan are made within twelve months (12) of the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not been taken;

(4)	all payments are made within twenty-four (24) months of the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan; and

(5)	the Bank does not adopt a new plan that would be aggregated with any terminated and liquidated plan under applicable Treasury Regulations if the same Participant was a employee in both plans, at any time within three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan.

c.	Compliance with Code Section 409A. This Plan shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant or beneficiary may amend the provisions of the Plan if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the applicable requirements of Section 409A of the Code.

X.	LIMITED RESTRICTIONS ON SETTING ASIDE OR RESERVING ASSETS

Notwithstanding the foregoing provisions in this Plan to the contrary, if the Participant is an “applicable covered employee” (defined below), then no amounts or benefits due a Participant shall be transferred to a trust or otherwise set aside or reserved pursuant to any other arrangement during any “restricted period” (defined below) with respect to the qualified defined benefit plan sponsored by the Bank or its successor plan. For these purposes:

a.	Restricted Period. The term “restricted period” means (1) any period during which the qualified defined benefit plan sponsored by the Bank or its successor plan is in “at-risk status” (as defined in Section 430(i) of the Code), (2) any period in which the sponsor of the qualified defined benefit plan is a debtor in a case under Title 11, United States Code, or similar Federal or State law, and (3) the twelve (12) month period beginning on the date which is six (6) months before the termination date of the qualified defined benefit plan if, as of the termination date, the assets of the qualified defined benefit plan are not sufficient for pay all benefit liabilities (within the meaning of Section 4041 of ERISA) under the qualified defined benefit plan;

b.	Applicable Covered Participant. The term “applicable covered participant” means any (1) covered participant of the sponsor of the qualified defined benefit plan, (2) covered participant of any member of a controlled group that includes the sponsor of the qualified defined benefit plan, and (3) former employee who was a covered employee at the time of termination of employment with the sponsor of the qualified defined benefit plan or any member of a controlled group that includes the plan sponsor; and

c.	Covered Participant. The term “covered participant” means an individual described in Section 162(m)(3) of the Code or an individual subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934.

XI.	GENERAL PROVISIONS

a.	No Right of Continued Employment. Nothing contained in the Plan shall give any Participant the right to be retained in the employment of the Bank or affect the right of the Bank to dismiss any Participant.

b.	No Right to Continued Participation or Payments. The participation in this Plan by a Participant for a particular Performance Period shall not guarantee a Participant the right to participate in the Plan in any subsequent Performance Periods. The payment of any Plan benefits for any Performance Period shall not guarantee a Participant the right to receive any such award or benefits for any subsequent Performance Period.

c.	No Right of Transfer. The interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except for tax withholding requirements or as otherwise specifically provided herein, may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered.

d.	Withholding for Taxes. The Bank shall have the right to deduct from all amounts paid under this Plan any taxes required by federal, state or local law to be withheld with respect to such payments.

e.

Special Compensation. Except as otherwise provided by law, benefits received under the Plan shall not be included or taken into account in determining benefits under pension, retirement, profit sharing, group insurance, or any other benefit plan maintained by the Bank, unless so provided in such plan. Neither the Bank nor the Committee guarantee in any way the deferral of tax liability if a Participant defers the payment of Plan benefits.

f.	Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with applicable Federal law.

g.	Funding of Benefits. Benefits payable hereunder to or on account of any Participant shall be paid directly by the Bank from its general assets. The Bank shall not be required to segregate on its books or otherwise set aside any amount to be used for the payment of benefits under this Plan.

h.	Interpretation. The Committee shall have the sole and complete authority to interpret the provisions of and decide all disputes arising under the Plan, which interpretations and decisions shall be final and binding on all parties having any interests arising under or by virtue of the Plan.

i.	Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

j.	Litigation. If any Participant, former Participant or beneficiary shall bring a suit or proceeding against the Committee or the Bank, or if any dispute shall arise as to the person or persons to whom payment or delivery of any funds shall be made by the Bank, the costs (including attorneys’ fees) to the Bank of defending the action, where the result is adverse to the complainant, or pursuant to the authorization of the court or other forum in which the suit or proceeding is brought, shall be charged against the Plan benefits of the applicable Participant, former Participant or beneficiary, and only the excess of such Plan benefits, if any, over the amount of such costs shall be payable by the Bank.

k.	Effective Date. The Plan shall be effective beginning January 1, 2008 until modified or revoked by the Bank.

l.	Federal Housing Finance Agency. This Plan shall be maintained in accordance with and is subject to Federal Housing Finance Agency regulations and policies.

APPROVED THIS 19TH DAY OF

DECEMBER, 2008 BY THE BOARD

OF DIRECTORS OF THE FEDERAL

HOME LOAN BANK OF CHICAGO

/s/ Peter E. Gutzmer
Its Corporate Secretary